MUELLER WATER PRODUCTS REPORTS 2026 SECOND QUARTER RESULTS

Increased Net Sales 5.5% to $384.4 Million
Reported Net Income per Diluted Share of $0.38
Achieved Adjusted Net Income per Diluted Share of $0.40
Raises Annual Guidance for Fiscal 2026 Adjusted EBITDA

ATLANTA, May 5, 2026 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2026 second quarter ended March 31, 2026.
In the second quarter of 2026, the Company:
•Increased net sales 5.5% to $384.4 million as compared with $364.3 million in the prior year quarter
•Reported operating income of $80.4 million as compared with $69.9 million in the prior year quarter, and increased adjusted operating income 16.0% to $84.8 million as compared with $73.1 million in the prior year quarter
•Reported operating margin of 20.9% as compared with 19.2% in the prior year quarter, and expanded adjusted operating margin to 22.1% as compared with 20.1% in the prior year quarter
•Reported net income of $59.1 million as compared with $51.3 million in the prior year quarter, with net income margin of 15.4% as compared with 14.1% in the prior year quarter, and increased adjusted net income 16.2% to $62.4 million as compared with $53.7 million in the prior year quarter
•Reported net income per diluted share of $0.38 as compared with $0.33 in the prior year quarter, and increased adjusted net income per diluted share 17.6% to $0.40 as compared with $0.34 in the prior year quarter
•Increased adjusted EBITDA 15.0% to $97.2 million as compared with $84.5 million in the prior year quarter, and expanded adjusted EBITDA margin to 25.3% as compared with 23.2% in the prior year quarter
•Reported net cash provided by operating activities for the six-month period of $48.4 million as compared with $68.4 million in the prior year period
•Generated free cash flow for the six-month period of $16.5 million as compared with $47.3 million in the prior year period

“We are pleased with our strong second quarter results, which were achieved through disciplined execution and resilient end-market demand. We set new quarterly records for net sales, adjusted EBITDA and adjusted net income per diluted share, demonstrating the strength of our brands and impact of our ongoing commitment to operational excellence and cost management. I want to thank our employees for their continued dedication and effort in supporting our customers and delivering value for all our stakeholders,” said Paul McAndrew, President and Chief Executive Officer of Mueller Water Products.
“We delivered another quarter of strong margin growth, with adjusted EBITDA margin improving 210 basis points year-over-year, supported by our team’s execution and commitment to delivering value for customers while enhancing efficiencies across our operations and supply chain. As we navigate increased uncertainty and ongoing external challenges, we remain focused on providing outstanding customer service, driving operational efficiencies and proactively managing our supply chain. Based on our outstanding performance through the first half of the year and our current expectations for the remainder of the year, we are raising our fiscal 2026 outlook for adjusted EBITDA.”
“We believe we are positioned for another record year. Our key strategic priorities to drive continued net sales growth and future margin improvements are supported by our strong, flexible balance sheet, which continues to provide ample capacity for capital investments and acquisitions, as well as continuing to return cash to shareholders. While we are experiencing greater uncertainty in the external operating environment, including changes in demand, tariffs and inflationary pressures, we are focused on driving results and investing in the capabilities and capacity needed to support long-term value creation,” Mr. McAndrew concluded.
Consolidated Results
Net sales for the second quarter increased $20.1 million, or 5.5%, to $384.4 million as compared with $364.3 million in the prior year quarter, primarily due to higher pricing across most product lines and increased volumes.
Gross profit for the second quarter increased $16.5 million, or 12.9%, to $144.5 million as compared with $128.0 million in the prior year quarter. Gross margin of 37.6% increased 250 basis points as compared with 35.1% in the prior year, primarily due to higher pricing, manufacturing efficiencies and increased volumes, partially offset by increased tariffs and inflationary pressures.
Selling, general and administrative expenses for the second quarter increased $4.0 million, or 7.2%, to $59.7 million as compared with $55.7 million in the prior year quarter. This increase was primarily due to unfavorable foreign currency and inflationary pressures.
Operating income for the second quarter increased $10.5 million, or 15.0%, to $80.4 million as compared with $69.9 million in the prior year quarter. This increase was primarily driven by higher pricing, manufacturing efficiencies and increased volumes, partially offset by increased tariffs, inflationary pressures, higher SG&A expenses and strategic reorganization and other charges. Operating margin for the second quarter expanded to 20.9% as compared with 19.2% in the prior year quarter.
During the quarter, the Company incurred $4.4 million of strategic reorganization and other charges, primarily related to expenses associated with our leadership transition, certain transaction-related expenses, and severance, which have been excluded from adjusted results.

Adjusted operating income increased $11.7 million, or 16.0%, to $84.8 million as compared with $73.1 million in the prior year quarter. This increase was primarily driven by higher pricing, manufacturing efficiencies and increased volumes, partially offset by increased tariffs, inflationary pressures and higher SG&A expenses. Adjusted operating margin expanded 200 basis points to 22.1% as compared with 20.1% in the prior year quarter.
Net income increased $7.8 million, or 15.2%, to $59.1 million as compared with $51.3 million in the prior year quarter. Net income margin expanded to 15.4% as compared with 14.1% in the prior year quarter. Adjusted net income increased $8.7 million, or 16.2%, to $62.4 million as compared with $53.7 million in the prior year quarter.
Adjusted EBITDA of $97.2 million increased $12.7 million, or 15.0%, as compared with $84.5 million in the prior year quarter. Adjusted EBITDA margin expanded 210 basis points to 25.3% as compared with 23.2% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2026 second quarter increased $2.1 million, or 1.0%, to $218.3 million as compared with $216.2 million in the prior year quarter, primarily due to higher pricing across most product lines partially offset by lower volumes.
Operating income and adjusted operating income were both $65.2 million for the second quarter. Adjusted operating income increased $9.3 million, or 16.6%, compared with the prior year quarter. Benefits from manufacturing efficiencies and higher pricing more than offset increased tariffs, inflationary pressures and lower volumes. Operating and adjusted operating margin were both 29.9% as compared with 25.0% and 25.9% for the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $72.4 million increased $10.2 million, or 16.4%, as compared with $62.2 million in the prior year quarter. Adjusted EBITDA margin expanded 440 basis points to 33.2% as compared with 28.8% in the prior year quarter.
Water Management Solutions
Net sales for the 2026 second quarter increased $18.0 million, or 12.2%, to $166.1 million as compared with $148.1 million in the prior year quarter, primarily due to increased volumes and higher pricing across most product lines.
Operating income was $35.3 million and adjusted operating income was $35.5 million for the second quarter. Adjusted operating income increased $4.1 million, or 13.1%, compared with the prior year quarter. Benefits from higher pricing and volume growth more than offset increased tariffs, manufacturing inefficiencies, higher SG&A expenses, including unfavorable foreign currency, and inflationary pressures. Operating margin was 21.3% and adjusted operating margin was 21.4%, as compared with 21.1% and 21.2% for the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $40.6 million increased $4.2 million, or 11.5%, as compared with $36.4 million in the prior year quarter. Adjusted EBITDA margin was 24.4% as compared with 24.6% in the prior year quarter.

Interest Expense, Net
Interest expense, net, for the 2026 second quarter decreased to $1.6 million as compared with $2.3 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2026 second quarter, income tax expense was $19.7 million, or 25.0% of income before tax, as compared with $16.4 million in the prior year quarter, or 24.2% of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the six-month period ended March 31, 2026, decreased $20.0 million to $48.4 million as compared with $68.4 million in the prior year period. The decrease was primarily driven by changes in working capital and other assets and liabilities, partially offset by higher net income and non-cash adjustments compared with the prior year period.
Through the first six months of 2026, the Company invested $31.9 million in capital expenditures as compared with $21.1 million in the prior year period, primarily driven by investments in our iron foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the six-month period decreased $30.8 million to $16.5 million as compared with $47.3 million in the prior year period, due to the decrease in net cash provided by operating activities and higher capital expenditures.
As of March 31, 2026, the Company had $452.4 million of total debt outstanding and $421.0 million of cash and cash equivalents. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0% Senior Notes have no financial maintenance covenants. At the end of the quarter, the Company had $584.7 million of total liquidity, including $163.7 million in availability under the ABL.
Fiscal 2026 Outlook
The Company is reiterating its guidance for fiscal 2026 consolidated net sales to between $1,470 million and $1,490 million, or an increase of 2.8% to 4.2% compared with the prior year. The Company is increasing its expectations for fiscal 2026 adjusted EBITDA to between $360 million and $365 million, or an increase of 10.4% to 11.9% compared with the prior year. The Company now expects free cash flow as a percentage of adjusted net income to exceed 70% in fiscal 2026. With increased uncertainty in the external operating environment, including the anticipated slowdown in new residential construction activity, the Company is working closely with customers and suppliers to adapt, as needed, to changes in demand, tariffs and inflationary pressures.
The Company’s expectations for certain additional financial metrics for fiscal 2026 are as follows:
•Total SG&A expenses between $243 million and $247 million
•Net interest expense between $5 million and $6 million
•Effective income tax rate between 24% and 25%

•Depreciation and amortization between $49 million and $50 million
•Capital expenditures between $60 million and $65 million
•Pension expense other than service of approximately $0.1 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place on Wednesday, May 6, 2026, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-839-1334. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, long-term strategies, and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, changing regulatory, trade and tariff conditions, including the impact of the Section 232 tariffs on the products produced by our Krausz business; logistical challenges and supply chain disruptions, geopolitical conditions, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption; risks resulting from possible future cybersecurity incidents; misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.

Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2026	2025
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$421.0	$431.5
Receivables, net of allowance for credit losses of $3.2 million and $3.6 million	208.6	211.9
Inventories, net	385.4	328.7
Other current assets	51.0	56.8
Total current assets	1,066.0	1,028.9
Property, plant and equipment, net	343.7	335.7
Intangible assets, net	305.7	307.3
Goodwill, net	92.1	89.2
Other noncurrent assets	77.3	77.8
Total assets	$1,884.8	$1,838.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.4	$1.2
Accounts payable	128.6	134.4
Other current liabilities	103.3	154.7
Total current liabilities	233.3	290.3
Long-term debt	451.0	450.4
Deferred income taxes	67.0	51.0
Other noncurrent liabilities	62.7	65.5
Total liabilities	814.0	857.2

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at March 31, 2026, and September 30, 2025
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,446,656 and 156,331,004 shares outstanding at
March 31, 2026, and September 30, 2025, respectively
Additional paid-in capital	1,136.7	1,158.9
Accumulated deficit	(71.9)	(174.2)
Accumulated other comprehensive income (loss)	4.4	(4.6)
Total stockholders' equity	1,070.8	981.7
Total liabilities and stockholders' equity	$1,884.8	$1,838.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2026	2025	2026	2025
	(in millions, except per share amounts)
Net sales	$384.4	$364.3	$702.6	$668.6
Cost of sales (1)	239.9	236.3	438.3	437.6
Gross profit	144.5	128.0	264.3	231.0
Operating expenses:
Selling, general and administrative	59.7	55.7	119.5	109.6
Strategic reorganization and other charges (2)	4.4	2.4	7.7	4.1
Total operating expenses	64.1	58.1	127.2	113.7
Operating income	80.4	69.9	137.1	117.3
Pension benefit other than service	—	(0.1)	—	(0.1)
Interest expense, net	1.6	2.3	2.6	3.9
Income before income taxes	78.8	67.7	134.5	113.5
Income tax expense	19.7	16.4	32.2	26.9
Net income	$59.1	$51.3	$102.3	$86.6

Net income per basic share	$0.38	$0.33	$0.65	$0.55
Net income per diluted share	$0.38	$0.33	$0.65	$0.55

Weighted average shares outstanding:
Basic	156.4	156.6	156.4	156.5
Diluted	157.4	157.5	157.4	157.5

Dividends declared per share	$0.070	$0.067	$0.140	$0.134

(1) For the three and six-month periods ended March 31, 2025, Cost of sales included $0.8 million and $4.1 million, respectively, in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) For the three-month period ended March 31, 2026, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, and severance. For the six-month period ended March 31, 2026, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance, and certain transaction-related expenses. For the three and six-month periods ended March 31, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment, and certain transaction-related expenses.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2026	2025
	(in millions)
Operating activities:
Net income	$102.3	$86.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.9	18.8
Amortization	3.6	3.6
Non-cash asset impairment	—	1.0
Gain on sale of assets	(0.1)	(0.1)
Stock-based compensation	7.6	5.0
Pension cost	0.3	0.2
Deferred income taxes	15.5	(2.3)
Inventory reserve provision	4.6	4.9
Other, net	0.8	0.6
Changes in assets and liabilities:
Receivables, net	3.3	(7.0)
Inventories	(60.4)	(9.5)
Other assets	8.4	(1.6)
Accounts payable	(5.3)	6.0
Other current liabilities	(49.9)	(33.1)
Other noncurrent liabilities	(3.2)	(4.7)
Net cash provided by operating activities	48.4	68.4
Investing activities:
Capital expenditures	(31.9)	(21.1)
Proceeds from sale of assets	0.1	0.1
Net cash used in investing activities	(31.8)	(21.0)
Financing activities:
Dividends paid	(21.9)	(21.0)
Stock repurchased under buyback program	(5.5)	(5.0)
Employee taxes related to stock-based compensation	(3.7)	(4.3)
Common stock issued	1.3	3.9
Principal payments for finance lease obligations	(0.7)	(0.5)
Net cash used in financing activities	(30.5)	(26.9)
Effect of currency exchange rate changes on cash	3.4	(1.2)
Net change in cash and cash equivalents	(10.5)	19.3
Cash and cash equivalents at beginning of period	431.5	309.9
Cash and cash equivalents at end of period	$421.0	$329.2

	Six months ended
	March 31,
	2026	2025
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$2.3	$3.2
Cash paid for income taxes, net	$32.8	$30.5

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$6.1	$4.8
Property, plant and equipment acquired through finance leases	$1.2	$1.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$218.3	$166.1	$—	$384.4

Gross profit	$87.1	$57.4	$—	$144.5
Selling, general and administrative expenses	21.9	21.9	15.9	59.7
Strategic reorganization and other charges (1)	—	0.2	4.2	4.4
Operating income (loss)	$65.2	$35.3	$(20.1)	$80.4

Operating margin	29.9%	21.3%		20.9%

Capital expenditures	$5.0	$9.7	$—	$14.7

Net income				$59.1
Net income margin				15.4%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$59.1
Strategic reorganization and other charges (1)				4.4
Income tax expense of adjusting items (2)				(1.1)
Adjusted net income				$62.4

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.38
Strategic reorganization and other charges per diluted share (1)				0.03
Income tax expense of adjusting items per diluted share (2)				(0.01)
Adjusted net income per diluted share				$0.40

Net income				$59.1
Income tax expense (3)				19.7
Interest expense, net (3)				1.6
Operating income (loss)	$65.2	$35.3	$(20.1)	80.4
Strategic reorganization and other charges (1)	—	0.2	4.2	4.4
Adjusted operating income (loss)	65.2	35.5	(15.9)	84.8
Depreciation and amortization	7.2	5.1	0.1	12.4
Adjusted EBITDA	$72.4	$40.6	$(15.8)	$97.2

Adjusted operating margin	29.9%	21.4%		22.1%
Adjusted EBITDA margin	33.2%	24.4%		25.3%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(12.8)
Less capital expenditures				14.7
Free cash flow				$(27.5)

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, and severance.
(2) The income tax expense of adjusting items reflects an effective tax rate of 25.0%, and may be subject to rounding.
(3) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended March 31, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$216.2	$148.1	$—	$364.3

Gross profit (1)	$77.0	$51.0	$—	$128.0
Selling, general and administrative expenses	21.9	19.6	14.2	55.7
Strategic reorganization and other charges (2)	1.0	0.1	1.3	2.4
Operating income (loss)	$54.1	$31.3	$(15.5)	$69.9

Operating margin	25.0%	21.1%		19.2%

Capital expenditures	$4.8	$4.4	$—	$9.2

Net income				$51.3
Net income margin				14.1%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$51.3
Strategic reorganization and other charges (2)				2.4
Other asset restructuring write-down				0.8
Income tax expense of adjusting items (3)				(0.8)
Adjusted net income				$53.7

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.33
Strategic reorganization and other charges per diluted share (2)				0.02
Other asset restructuring write-down per diluted share				0.01
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.34

Net income				$51.3
Income tax expense (4)				16.4
Interest expense, net (4)				2.3
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$54.1	$31.3	$(15.5)	69.9
Strategic reorganization and other charges (2)	1.0	0.1	1.3	2.4
Other asset restructuring write-down	0.8	—	—	0.8
Adjusted operating income (loss)	55.9	31.4	(14.2)	73.1
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	6.3	5.0	—	11.3
Adjusted EBITDA	$62.2	$36.4	$(14.1)	$84.5

Adjusted operating margin	25.9%	21.2%		20.1%
Adjusted EBITDA margin	28.8%	24.6%		23.2%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$14.3
Less capital expenditures				9.2
Free cash flow				$5.1

(1) Gross profit includes $0.8 million in other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment, and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 24.2%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes, or pension amounts other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2026
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$391.3	$311.3	$—	$702.6

Gross profit	$157.9	$106.4	$—	$264.3
Selling, general and administrative expenses	43.3	46.4	29.8	119.5
Strategic reorganization and other charges (1)	—	0.2	7.5	7.7
Operating income (loss)	$114.6	$59.8	$(37.3)	$137.1

Operating margin	29.3%	19.2%		19.5%

Capital expenditures	$11.4	$20.5	$—	$31.9

Net income				$102.3
Net income margin				14.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$102.3
Strategic reorganization and other charges (1)				7.7
Income tax expense of adjusting items (2)				(1.8)
Adjusted net income				$108.2

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.65
Strategic reorganization and other charges per diluted share (1)				0.05
Income tax expense of adjusting items per diluted share (2)				(0.01)
Adjusted net income per diluted share				$0.69

Net income				$102.3
Income tax expense (3)				32.2
Interest expense, net (3)				2.6
Operating income (loss)	$114.6	$59.8	$(37.3)	137.1
Strategic reorganization and other charges (1)	—	0.2	7.5	7.7
Adjusted operating income (loss)	114.6	60.0	(29.8)	144.8
Depreciation and amortization	14.3	10.1	0.1	24.5
Adjusted EBITDA	$128.9	$70.1	$(29.7)	$169.3

Adjusted operating margin	29.3%	19.3%		20.6%
Adjusted EBITDA margin	32.9%	22.5%		24.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$48.4
Less capital expenditures				31.9
Free cash flow				$16.5

(1) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, severance, and certain transaction-related expenses.
(2) The income tax expense of adjusting items reflects an effective tax rate of 23.9% and may be subject to rounding.
(3) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(in millions, except per share amounts)
Net sales	$390.8	$277.8	$—	$668.6

Gross profit (1)	$132.1	$98.9	$—	$231.0
Selling, general and administrative expenses	41.7	39.9	28.0	109.6
Strategic reorganization and other charges (2)	1.0	0.4	2.7	4.1
Operating income (loss)	$89.4	$58.6	$(30.7)	$117.3

Operating margin	22.9%	21.1%		17.5%

Capital expenditures	$10.5	$10.6	$—	$21.1

Net income				$86.6
Net income margin				13.0%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$86.6
Strategic reorganization and other charges (2)				4.1
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(1.9)
Adjusted net income				$92.9

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.55
Strategic reorganization and other charges per diluted share (2)				0.03
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.59

Net income				$86.6
Income tax expense (4)				26.9
Interest expense, net (4)				3.9
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$89.4	$58.6	$(30.7)	117.3
Strategic reorganization and other charges (2)	1.0	0.4	2.7	4.1
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	94.5	59.0	(28.0)	125.5
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	12.4	10.0	—	22.4
Adjusted EBITDA	$106.9	$69.0	$(27.9)	$148.0

Adjusted operating margin	24.2%	21.2%		18.8%
Adjusted EBITDA margin	27.4%	24.8%		22.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$68.4
Less capital expenditures				21.1
Free cash flow				$47.3

(1) Gross profit includes $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, non-cash asset impairment, and certain transaction-related expenses.
(3) The income tax expense of adjusting items reflects an effective tax rate of 23.7%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes, or pension amounts other than service to its segments.